Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur (Investors)
(909) 493-5611
Chris Eso (Media)
(909) 493-4013

WATSON PHARMACEUTICALS UPDATES SECOND QUARTER
AND FULL YEAR 2004 ESTIMATES

–   Company Anticipates Lower Oral Contraceptives Product Sales
Partially Offset By Stronger Generic Revenue   –

CORONA, CA– June 28, 2004 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, announced today that the Company has revised its total net revenue and earnings estimates for the second quarter of 2004.  Net revenue for the second quarter of 2004 is estimated to be approximately $400.0 million, due to lower than anticipated Women’s Health and General Products revenues, partially offset by stronger than estimated Generic division revenue.

Women’s Health revenues are expected to be impacted by lower than anticipated wholesaler purchases and reduced product pricing for the Company’s oral contraceptive products as a result of a shift in customer mix, as well as a delay in the anticipated launch of a new oral contraceptive product.  In addition, the Company anticipates lower than expected product sales for OXYTROL® (oxybutynin transdermal system).

As a result of these factors, the Company estimates that it will report earnings for the second quarter of 2004 of approximately $0.39 to $0.41 per diluted share, before taking into account a $3.0 million charge ($0.02 per diluted share) related to the repurchase of a portion of the Company’s 7 1/8 percent Senior Notes due 2008 and a $10.0 million milestone payment ($0.06 per diluted share) related to a transaction with Kissei Pharmaceutical Co., Ltd.  With these charges, earnings for the second quarter of 2004 are estimated to be approximately $0.31 to $0.33 per share.  In addition, overall gross margin is expected to be approximately 51 percent for the second quarter of 2004.

In a separate press release issued today, Watson announced an initiative to refocus its business strategy to concentrate on three core business areas: urology, nephrology and generics.

As a result of this initiative, the Company will streamline its operational structure to maximize profitable long-term growth potential and gain cost efficiencies across the entire organization.  Watson expects to realize total annual cost savings of between $80 and $90 million, pre-tax per year, beginning in the third quarter of 2004.  Further details regarding this announcement are available in a separate press release issued today.

The Company is also revising its total net revenue and earnings estimates for the full year of 2004 to approximately $1.6 billion and $1.85 to $1.90 per diluted share (before taking into account the non-recurring, special items).  Overall gross margin is expected to be approximately 53 percent for the full year of 2004.  Research and development, and selling, general and administrative expenses are expected to be approximately 8 percent and 19 percent of total net revenue for the full year of 2004, respectively.

Net Revenue Estimates

By Division and Product Line

	Three Months Ending June 30, 2004		Twelve Months Ending December 31, 2004
Generic Division	$232	million	$880	million
Brand Division
Women’s Health	$70	million	$315	million
General Products*	$50	million	$200	million
Nephrology	$40	million	$172	million
Other	$8	million	$30	million

* Includes Oxytrol sales estimates of $8 million and $40 million for the three months ending  June 30, 2004 and twelve months ending December 31, 2004, respectively.

Excluded from the full year of 2004 earnings per share estimates are: 1) $17.0 million in charges ($14.0 million in the first quarter of 2004 and $3.0 million in the second quarter of 2004, or $0.10 per diluted share) related to the repurchases of a portion of the Company’s 7 1/8 percent Senior Notes due 2008; and 2) a $10.0 million second quarter of 2004 milestone payment ($0.06 per diluted share) related to the transaction with Kissei Pharmaceutical Co., Ltd.  With these charges, earnings for the full year of 2004 are estimated to be approximately $1.69 to $1.74 per share.  Also anticipated is a charge, which will be determined in the third quarter of 2004, associated with the organizational changes discussed in a separate press release issued today.

Included in the full year of 2004 earnings per share estimates are: 1) the costs associated with the retention of the Steris Laboratories injectable manufacturing facility, located in Phoenix,

Arizona; and 2) anticipated cost savings related to the organizational changes discussed in a separate press release issued today.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time to discuss amended second quarter and full year 2004 estimates, and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 8406079.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Eastern Daylight Time, Friday, July 2, 2004.  To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watsonpharm.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; timely and successful implementation of strategic initiatives; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification of and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; the impact of competitive products and pricing; variability of revenue mix between the Company’s Brand and Generic divisions; patents and other intellectual property rights held by competitors and other third parties; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s facilities, products and/or business; uncertainties related to the timing and outcome of litigation and other claims; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

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